Exhibit 5.1

Banco Santander, S.A.
Ciudad Grupo Santander, Avenida de Cantabria s/n
28660, Boadilla del Monte, Madrid
Spain

Madrid, 20 April 2026

Dear Sirs,

Transaction between Banco Santander, S.A. and Webster Financial Corporation

We have acted as Spanish counsel to Banco Santander, S.A. (the “Bank”), a sociedad anónima organized under the laws of Spain, in connection with the issuance by the Bank, pursuant to the capital increase resolutions approved by its general shareholders’ meeting on 27 March 2026, of up to 334,809,216 new ordinary shares (the “New Shares”) with a par value of €0.50 each, by means of in-kind contributions, to be delivered to the stockholders of Webster Financial Corporation (“Webster”) in accordance with the transaction agreement dated 3 February 2026, as described in the registration statement on Form F-4, registration nº 333-294235 (as amended through the date hereof, the “F-4 Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”).

A.	Documents and information reviewed

In arriving at our opinions, we have reviewed the following documents and information (the “Documents”):

(a)	Specific information relating to the Bank that is publicly available, as of the date of this legal opinion, on the website of the Spanish Central Commercial Registry (www.rmc.es).

(b)
Specific information relating to the Bank that is publicly available, as of the date of this legal opinion, on the insolvency rulings website (www.publicidadconcursal.es), governed by Royal Decree 829/2013 of 15 November.

(c)
A certification with respect to the Bank regarding its due existence, the composition of the Bank’s Board of Directors on 13 March 2026 and that it is not undergoing any liquidation process, issued by the Commercial Registry of Santander on 13 March 2026.

(d)	A copy of the bylaws (estatutos sociales) of the Bank (the “Bylaws”) as publicly available at the website of the Bank (www.santander.com) on the date hereof.

(e)	A copy of a certificate of the resolutions of the Bank’s general shareholders’ meeting held on 27 March 2026 (the “Resolutions”).

B.	Assumptions

Our opinions are based on the following assumptions:

(a)	All signatures (and, if applicable, stamps and seals) on the Documents are genuine.

(b)	The original Documents we have received are authentic and complete. Any copies we have received are complete and correspond to the originals.

(c)
All the documents that should have been filed with the Commercial Registry of Santander by the Bank had been filed and registered on or before the date of our search, and subsequent to this no other documents that bear any relation to the opinions expressed in this legal opinion have been filed or registered.

The content of information issued electronically by the Commercial Registry of Santander and the websites www.publicidadconcursal.es and www.rmc.es on the date of this legal opinion accurately reflects the registered information about the Bank.

The information held at the Commercial Registry is assumed to be correct and valid pursuant to article 7 of the Commercial Registry Rules.

(d)	The Documents reviewed are true and accurate and correspond to resolutions that have been validly approved in duly convened, constituted and quorate meetings.

(e)
The transactions described in, contemplated in, or which are set out in the Documents are not contrary to the Bank’s corporate interest (interés social) and the Bank’s directors have not breached their duty of care (deberes de diligencia y lealtad) in relation to those transactions.

(f)	There are no decisions or resolutions of the governing bodies of the Bank that revoke or amend the Resolutions.

(g)	There are no factual circumstances that have not been disclosed to us and that could affect this legal opinion.

(h)	The Bylaws that we have reviewed are those in force on the date of this legal opinion.

C.	Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and therefore express no opinion on matters arising under any laws other than the laws of Spain currently in force. This legal opinion is issued on the basis that all related matters will be governed by, and construed in accordance with Spanish law, and that all matters between the addressee of this legal opinion and ourselves (in particular, those regarding interpretation) will be brought before the Spanish courts.

Our involvement in the transaction described above has been limited to our role as Spanish counsel to the Bank, and we therefore assume no obligation to advise any other party to the transaction. Furthermore, we assume no obligation to advise the Bank or any other party of any changes to the law or facts that may occur after today’s date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

Legal concepts are expressed in some of the Documents in English terms and may not be identical or equivalent to the Spanish legal terms used.

Based on the above, and subject to the additional exceptions, limitations and qualifications set out below, it is our opinion that:

1.	Valid existence

The Bank was duly incorporated and validly exists as a “sociedad anónima” under the laws of Spain.

2.	Due authorisation, full payment, non-assessability and valid existence of the New Shares

This opinion relates to the issuance of the New Shares after the date hereof. Upon the payment for the New Shares through the transfer and contribution in kind of the shares of Webster (after Webster’s redomiciliation to Virginia, as described in the F-4 Registration Statement), following confirmation of the transfer of their ownership in favour of the Bank, the relevant capital increase shall be executed. As a result thereof, the New Shares will be duly authorized, fully paid, non-assessable and validly issued under the laws of Spain in force at that time. Subsequently, the board of directors (consejo de administración) or the executive committee (comisión ejecutiva) or any duly authorized representative shall formalise the relevant resolution in a public notarial deed, register the relevant notarial deed with the Commercial Registry of Santander and record the relevant New Shares with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear), in order to effect the delivery of the New Shares.

D.	Qualifications

The opinions above are subject to the following:

(i)
Our opinion is issued subject to the effects and outcome of transactions that may derive from insolvency, the recovery and resolution proceedings of credit institutions and investment firms, pre-insolvency mechanisms or any other similar proceedings that generally affect the rights of all or some creditors, including those that do not fall under judicial insolvency proceedings (in particular, but not limited to, transactions that may derive from the insolvency regulations with respect to the notice of commencement of negotiations with creditors, claw-back actions and restructuring plans).

(ii)	The information available on the insolvency rulings website (www.publicidadconcursal.es) or the website www.rmc.es may not be entirely accurate or up to date.

(iii)	We offer no opinion as to the financial or economic reasonableness of the Documents.

(iv)	We are not experts in connection with securities markets laws, rules or regulations of any jurisdictions other than Spain and, in particular, with U.S. legislation.

This legal opinion is rendered to the addressee identified in this letter and in connection with the transaction described above. This legal opinion is not to be used, circulated, quoted or referred to in any other way or for any other purpose, and no persons other than its addressee may make decisions based on it, nor may they claim any liability for its content without our prior written consent.

As the sole exception to the terms of the preceding paragraph, we hereby consent to the filing of this opinion, for information purposes only, as an exhibit to the F-4 Registration Statement and to the use of our name under the caption “Legal Experts” in the proxy statement/prospectus included in the F-4 Registration Statement. In giving this consent, we do not admit that we are experts under the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder with respect to any part of the F-4 Registration Statement, including this opinion. No person other than the Bank may be entitled to rely on the content of this opinion, or claim any contractual or non-contractual liability against us for its content.

By accepting a copy of this legal opinion, the recipient acknowledges the terms and conditions set out in the paragraphs above and undertakes not to disclose this legal opinion to other parties without our prior written consent.

Yours faithfully,

Uría Menéndez Abogados, S.L.P.
/s/
Francisco San Miguel